EXHIBIT 99.1
LGI Homes, Inc. Reports First Quarter 2026 Results
THE WOODLANDS, Texas, April 28, 2026 (GLOBE NEWSWIRE) - LGI Homes, Inc. (NASDAQ: LGIH) today announced financial results for the three months ended March 31, 2026.
“We are pleased with our first quarter results, which met or exceeded our expectations across nearly every metric,” said Eric Lipar, Chairman and Chief Executive Officer of LGI Homes. “Our teams executed well throughout the quarter and the early weeks of the spring selling season have reinforced our confidence in the year ahead.
“In the first quarter, we delivered a total of 916 homes. 881 home closings contributed to revenue of $319.7 million and 35 currently or previously leased homes were recognized in other income. Notably, our average sales price per home closed increased nearly 3% to approximately $362,924, demonstrating our ability to preserve pricing while continuing to support affordability through targeted price discounts and financing strategies. We are pleased with our margin performance, including delivering an adjusted gross margin of 23.4%, exceeding our previous guidance range and further demonstrating our continued focus on cost discipline.
“Our teams remained focused on driving leads, managing inventory, and executing on sales initiatives that directly contributed to ending the quarter with 1,699 homes in backlog, up 63.4% compared to the same period last year and 21.9% sequentially.
“The performance to date in 2026 reinforces our confidence in the full‑year guidance we shared on our last call. Additionally, based on first quarter margins exceeding our previous guidance range, we are raising full year gross margin guidance to between 18.5% and 20.5% and adjusted gross margin between 22.0% and 24.0%.”
Mr. Lipar concluded, “Our first quarter results reflect the strength of our operating model and the dedication of our teams across the country. The structural advantages of our self-developed land pipeline, combined with our disciplined approach to pricing and inventory management, continue to support our margins and position us to perform through varying market conditions.”
First Quarter 2026 Highlights
•Home sales revenues of $319.7 million
•Home closings of 881
•Total home closings of 916, including 35 currently and previously leased homes
•Average sales price per home closed of $362,924
•Gross margin as a percentage of home sales revenues of 18.7%
•Gross margin excluding inventory impairment* as a percentage of home sales revenues of 20.2%
•Adjusted gross margin* as a percentage of home sales revenues of 23.4%
•Net income before income taxes of $4.3 million
•Net income of $2.2 million or $0.09 basic EPS and $0.09 diluted EPS
•Adjusted net income* of $5.6 million, or $0.24 adjusted basic EPS* and $0.24 adjusted diluted EPS*
*Please see “Non-GAAP Measures” for a reconciliation of Gross Margin Excluding Inventory Impairment (a non-GAAP measure) and Adjusted Gross Margin (a non-GAAP measure) to Gross Margin, and Adjusted Net Income (a non-GAAP measure) to Net Income, the most directly comparable GAAP measures, and for calculations of adjusted basic EPS and adjusted diluted EPS.

Balance Sheet Highlights
•Total liquidity of $355.0 million at March 31, 2026, including cash and cash equivalents of $60.9 million and $294.2 million of availability under the Company’s revolving credit facility
•Net debt to capital ratio* of 44.0% at March 31, 2026
*Please see “Non-GAAP Measures” for a reconciliation of net debt to capital ratio (a non-GAAP measure) to debt to capital ratio, the most directly comparable GAAP measure.
Full Year 2026 Outlook
Subject to the caveats in the Forward-Looking Statements section of this press release and the assumptions noted below, the Company is updating its gross margin and adjusted gross margin as a percentage of home sales revenues outlook for the full year 2026 and reiterating its other outlook items for the full year 2026. Currently, the Company expects for full year 2026:
•Home closings between 4,600 and 5,400
•Active selling communities at the end of 2026 between 150 and 160
•Average sales price per home closed between $355,000 and $365,000
•Gross margin as a percentage of home sales revenues between 18.5% and 20.5%, adjusted for estimated capitalized interest and estimated purchase accounting of approximately 3.5%, which results in Adjusted gross margin (non-GAAP) as a percentage of home sales revenues between 22.0% and 24.0%
•SG&A as a percentage of home sales revenues between 15.0% and 16.0%
•Effective tax rate of approximately 26.5%
This outlook assumes that general economic conditions, including input costs, materials, product and labor availability, interest rates and mortgage availability, in the remainder of 2026 are similar to those experienced to date in 2026 and that the average sales price per home closed, construction costs, availability of land and land development costs for the remainder of 2026 are consistent with the Company’s recent experience. In addition, this outlook assumes that governmental regulations relating to land development and home construction are similar to those currently in place and does not take into account any additional changes to U.S. trade policies, including the imposition of tariffs and duties on homebuilding products.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 12:30 p.m. Eastern Time on Tuesday, April 28, 2026 (the “Earnings Call”).
Participants may access the live webcast by visiting the Investor Relations section of the Company’s website at https://investor.lgihomes.com.
An archive of the Earnings Call webcast will be available for replay on the Company’s website for one year from the date of the Earnings Call.
About LGI Homes, Inc.
Headquartered in The Woodlands, Texas, LGI Homes, Inc. is a pioneer in the homebuilding industry, successfully applying an innovative and systematic approach to the design, construction and sale of homes across 36 markets in 21 states. LGI Homes has closed over 80,000 homes since its founding in 2003 and has delivered profitable financial results every year. Nationally recognized for its quality construction and exceptional customer service, LGI Homes was named to Newsweek’s list of the World’s Most Trustworthy Companies. LGI Homes’ commitment to excellence extends to its more than 1,000 employees, earning the Company numerous workplace awards at the local, state, and national level, including the Top Workplaces USA 2026 Award. For more information about LGI Homes and its unique operating model focused on making the dream of homeownership a reality for families across the nation, please visit the Company’s website at www.lgihomes.com.

Forward-Looking Statements
Any statements made in this press release or on the Earnings Call that are not statements of historical fact, including statements about the Company’s beliefs, outlook and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning expected 2026 home closings, active selling communities, average sales price per home closed, gross margin as a percentage of home sales revenues, adjusted gross margin as a percentage of homes sales revenues, SG&A as a percentage of home sales revenues and effective tax rate, as well as market conditions and possible or assumed future results of operations, including descriptions of the Company’s business plan and strategies. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “will” or, in each case, their negative, or other variations or comparable terminology. For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements please refer to the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, including the “Cautionary Statement about Forward-Looking Statements” subsection within the “Risk Factors” section, and subsequent filings by the Company with the U.S. Securities and Exchange Commission (the “SEC”), including the “Risk Factors” and “Cautionary Statement about Forward-Looking Statements” sections in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 when it is filed with the SEC. The Company bases these forward-looking statements or outlook on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. As you read and consider this press release or listen to the Earnings Call, you should understand that these statements are not guarantees of future performance or results. The forward-looking statements, including the Company’s 2026 outlook, are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or outlook. Although the Company believes that these forward-looking statements and outlook are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company’s actual results to differ materially from those expressed in the forward-looking statements and outlook. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. If the Company does update one or more forward-looking statements, there should be no inference that it will make additional updates with respect to those or other forward-looking statements.

LGI HOMES, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	March 31,	December 31,
	2026	2025
ASSETS
Cash and cash equivalents	$60,860	$61,247
Accounts receivable	45,011	32,467
Real estate inventory	3,540,731	3,520,563
Pre-acquisition costs and deposits	24,970	28,950
Property and equipment, net	124,805	107,145
Other assets	192,849	154,948
Deferred tax assets, net	8,921	9,904
Goodwill	12,018	12,018
Total assets	$4,010,165	$3,927,242

LIABILITIES AND EQUITY
Accounts payable	$38,569	$16,179
Accrued expenses and other liabilities	159,725	157,971
Notes payable	1,709,457	1,656,803
Total liabilities	1,907,751	1,830,953

COMMITMENTS AND CONTINGENCIES
EQUITY
Common stock, par value $0.01, 250,000,000 shares authorized, 27,888,871 shares issued and 23,232,279 shares outstanding as of March 31, 2026 and 27,789,678 shares issued and 23,133,086 shares outstanding as of December 31, 2025	278	277
Additional paid-in capital	351,272	347,308
Retained earnings	2,160,499	2,158,339
Treasury stock, at cost, 4,656,592 shares as of March 31, 2026 and December 31, 2025	(409,635)	(409,635)
Total equity	2,102,414	2,096,289
Total liabilities and equity	$4,010,165	$3,927,242

LGI HOMES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2026	2025
Home sales revenues	$319,736	$351,420

Cost of sales	259,807	277,707
Selling expenses	32,650	42,342
General and administrative	27,861	31,202
Operating income (loss)	(582)	169
Other income, net	(4,901)	(5,555)
Net income before income taxes	4,319	5,724
Income tax provision	2,159	1,730
Net income	$2,160	$3,994
Earnings per share:
Basic	$0.09	$0.17
Diluted	$0.09	$0.17

Weighted average shares outstanding:
Basic	23,149,912	23,396,470
Diluted	23,219,224	23,466,746
Home Sales Revenues, Home Closings, Average Sales Price Per Home Closed (ASP), Average Community Count, Average Monthly Absorption Rate and Ending Community Count by Reportable Segment
(Revenues in thousands, unaudited)

	Three Months Ended March 31, 2026					As of March 31, 2026
Reportable Segment	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate	Community Count at End of Period
Central	$89,160	296	$301,216	47.0	2.1	47
Southeast	72,323	219	330,242	29.7	2.5	29
Northwest	37,006	66	560,697	14.3	1.5	15
West	75,850	172	440,988	26.7	2.1	28
Florida	45,397	128	354,664	23.0	1.9	23
Total	$319,736	881	$362,924	140.7	2.1	142

	Three Months Ended March 31, 2025					As of March 31, 2025
Reportable Segment	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate	Community Count at End of Period
Central	$101,146	330	$306,503	51.0	2.2	50
Southeast	101,682	312	325,904	29.3	3.5	30
Northwest	34,237	65	526,723	16.7	1.3	16
West	66,956	159	421,107	25.7	2.1	25
Florida	47,399	130	364,608	25.3	1.7	25
Total	$351,420	996	$352,831	148.0	2.2	146

Owned and Controlled Lots
The table below shows (i) home closings by reportable segment for the three months ended March 31, 2026 and (ii) the Company’s owned or controlled lots by reportable segment as of March 31, 2026.

	Three Months Ended March 31, 2026	As of March 31, 2026
Reportable Segment	Home Closings	Owned (1)	Controlled	Total
Central	296	18,696	326	19,022
Southeast	219	12,962	1,700	14,662
Northwest	66	5,799	1,314	7,113
West	172	8,610	3,286	11,896
Florida	128	5,126	1,209	6,335
Total	881	51,193	7,835	59,028
(1)Of the 51,193 owned lots as of March 31, 2026, 34,168 were raw/under development lots and 17,025 were finished lots. Finished lots included 2,266 completed homes, including information centers, and 1,355 homes in progress.
Backlog Data
As of the dates set forth below, the Company’s net orders, cancellation rate and ending backlog homes and value were as follows (dollars in thousands, unaudited):

	Three Months Ended March 31,
Backlog Data	2026 (4)	2025 (5)
Net orders (1)	1,221	1,437
Cancellation rate (2)	45.6%	16.3%
Ending backlog – homes (3)	1,699	1,040
Ending backlog – value (3)	$660,511	$406,166
(1)Net orders are new (gross) orders for the purchase of homes during the period, less cancellations of existing purchase contracts during the period.
(2)Cancellation rate for a period is the total number of purchase contracts cancelled during the period divided by the total new (gross) orders for the purchase of homes during the period.
(3)Ending backlog consists of retail homes at the end of the period that are under a purchase contract that has been signed by homebuyers who have met preliminary financing criteria but have not yet closed and wholesale contracts with varying terms. Ending backlog is valued at the contract amount.
(4)As of March 31, 2026, the Company had 442 units related to bulk sales agreements associated with its wholesale business.
(5)As of March 31, 2025, the Company had 253 units related to bulk sales agreements associated with its wholesale business.

Non-GAAP Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company has provided information in this press release relating to adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, gross margin excluding inventory impairment, adjusted gross margin, and net debt to capital ratio.

Adjusted Net Income, Adjusted Basic Earnings per Share, and Adjusted Diluted Earnings per Share

Adjusted net income, adjusted basic earnings per share, and adjusted diluted earnings per share are non-GAAP financial measures used by management as supplemental measures in evaluating operating performance. The Company defines adjusted net income as net income less inventory impairment charges. The Company defines adjusted basic earnings per share as adjusted net income divided by weighted average basic shares outstanding. The Company defines adjusted diluted earnings per share as adjusted net income divided by weighted average diluted shares outstanding. Management believes that the presentation of adjusted net income, adjusted basic earnings per share, and adjusted diluted earnings per share provides useful information to investors because such measures isolate the impact that inventory impairment charges have on net income and earnings per share. However, because adjusted net income, adjusted basic earnings per share, and adjusted diluted earnings per share exclude the inventory impairment charge, which has real economic effects and could impact the Company’s results, the utility of adjusted net income, adjusted basic earnings per share, and adjusted diluted earnings per share as measures of the Company’s operating performance may be limited. In addition, other companies may not calculate adjusted net income, adjusted basic earnings per share, and adjusted diluted earnings per share in the same manner that the Company does. Accordingly, adjusted net income, adjusted basic earnings per share, and adjusted diluted earnings per share should be considered only as supplements to net income, basic earnings per share, and diluted earnings per share, respectively, as measures of the Company’s performance.

The following table reconciles adjusted net income to net income, which is the GAAP financial measure that management believes to be most directly comparable, and adjusted basic earnings per share and adjusted diluted earnings per share are calculated by dividing adjusted net income by basic or diluted weighted average shares outstanding, respectively (dollars in thousands, except earnings per share, unaudited):

	Three Months Ended March 31,
	2026	2025
Net income	$2,160	$3,994
Basic weighted average number of shares outstanding	23,149,912	23,396,470
Basic earnings per share	$0.09	$0.17
Diluted weighted average number of shares outstanding	23,219,224	23,466,746
Diluted earnings per share	$0.09	$0.17

	Three Months Ended March 31,
	2026	2025
Net income	$2,160	$3,994
Inventory Impairment	4,681	—
Tax impact due to above reconciling item	(1,225)	—
Adjusted net income	$5,616	$3,994

Basic weighted average number of shares outstanding	23,149,912	23,396,470
Adjusted basic earnings per share	$0.24	$0.17
Diluted weighted average number of shares outstanding	23,219,224	23,466,746
Adjusted diluted earnings per share	$0.24	$0.17
Gross Margin Excluding Inventory Impairment and Adjusted Gross Margin
Gross margin excluding inventory impairment and adjusted gross margin are non-GAAP financial measures used by management as supplemental measures in evaluating operating performance. The Company defines gross margin excluding inventory impairment as gross margin less inventory impairment charges. The Company defines adjusted gross margin as gross margin excluding inventory impairment, less capitalized interest and adjustments resulting from the application of purchase accounting included in the cost of sales. Management believes gross margin excluding inventory impairment and adjusted gross margin are useful because they isolate the impact that capitalized interest, purchase accounting adjustments, and inventory impairment (as applicable) have on gross margin. However, because gross margin excluding inventory impairment and adjusted gross margin exclude capitalized interest, purchase accounting adjustments, and inventory impairment (as applicable), which have real economic effects and could impact the Company’s results, the utility of gross margin excluding inventory impairment and adjusted gross margin as measures of the Company’s operating performance may be limited. In addition, other companies may not calculate gross margin excluding inventory impairment and adjusted gross margin in the same manner that the Company does. Accordingly, gross margin excluding inventory impairment and adjusted gross margin should be considered only as supplements to gross margin as a measure of the Company’s performance.
The following table reconciles gross margin excluding inventory impairment and adjusted gross margin to gross margin, which is the GAAP financial measure that management believes to be most directly comparable (dollars in thousands, unaudited):

	Three Months Ended March 31,
	2026	2025
Home sales revenues	$319,736	$351,420
Cost of sales	259,807	277,707
Gross margin	$59,929	$73,713
Inventory impairment	4,681	—
Gross margin excluding inventory impairment	$64,610	$73,713
Capitalized interest charged to cost of sales	9,976	8,267
Purchase accounting adjustments (1)	389	809
Adjusted gross margin	$74,975	$82,789
Gross margin % (2)	18.7%	21.0%
Gross margin % excluding inventory impairment (2)	20.2%	21.0%
Adjusted gross margin % (2)	23.4%	23.6%
(1)Adjustments result from the application of purchase accounting for acquisitions and represent the amount of the fair value step-up adjustments included in cost of sales for real estate inventory sold after the acquisition dates.
(2)Calculated as a percentage of home sales revenues.

Net Debt to Capital Ratio
Net debt to capital ratio is a non-GAAP financial measure used by management as a supplemental measure in understanding the leverage employed in the Company’s operations and as an indicator of its ability to obtain financing. The Company defines net debt to capital ratio as net debt (which is total debt minus cash and cash equivalents) divided by net debt plus total equity. Management believes that the presentation of net debt to capital ratio provides useful information to investors regarding the Company’s financial leverage and its ability to meet long-term obligations. By excluding cash and cash equivalents from total debt, the ratio offers a clearer view of the Company’s capital structure and financial flexibility. Management uses this metric to monitor the Company’s capital efficiency and to evaluate the effectiveness of its capital management strategies over time. Other companies may define this measure differently and, as a result, the Company’s measure of net debt to capital ratio may not be directly comparable to the measures of other companies.
The following table reconciles net debt to capital ratio (a non-GAAP financial measure) to debt to capital ratio, which is the GAAP financial measure that management believes to be most directly comparable (dollars in thousands):

	March 31, 2026	December 31, 2025
Total debt (Notes payable)	$1,709,457	$1,656,803
Total equity	2,102,414	2,096,289
Total capital	$3,811,871	$3,753,092
Debt to capital ratio	44.8%	44.1%

Total debt (Notes payable)	$1,709,457	$1,656,803
Less: Cash and cash equivalents	60,860	61,247
Net debt	$1,648,597	$1,595,556
Total equity	2,102,414	2,096,289
Total net capital	$3,751,011	$3,691,845
Net debt to capital ratio (1)	44.0%	43.2%
(1) Net debt to capital ratio is calculated as net debt (which is total debt minus cash and cash equivalents) divided by net debt plus total equity.

CONTACT:     Joshua D. Fattor
Executive Vice President, Investor Relations and Capital Markets
(281) 210-2586
investorrelations@lgihomes.com